Exhibit 11
                                                                      ----------
                             CRAGAR INDUSTRIES, INC.
                  Schedule of Computation of Earnings Per Share

Earnings Per Share

                                                         Three Months Ended March 31,
                                                            2002              2001
                                                         ---------        ----------
Net Earnings                                             $ 289,049        $   58,453
Less: Preferred Stock Dividends in Arrears                                      --
                                                         ---------        ----------

Earnings Available for Common Stockholders               $ 289,049        $   58,453
                                                         =========        ==========

Basic EPS - Weighted Average Shares Outstanding          3,897,611         3,627,014
                                                         =========        ==========

Basic Earnings Per Share                                 $    0.07        $     0.02
                                                         =========        ==========


Basic EPS - Weighted Average Shares Outstanding          3,897,611         3,627,014

Effect of Diluted Securities:
                   Stock Options and Warrants                4,289         1,748,641
                                                         ---------        ----------

Diluted EPS - Weighted Average Shares Outstanding        3,901,900         5,375,655
                                                         =========        ==========

Diluted Earnings Per Share                               $    0.07        $     0.01
                                                         =========        ==========


